Exhibit 99.E1
DISTRIBUTION AGREEMENT
     This distribution agreement (the “Agreement’) is made as of this 20th day of October, 2009 between FaithShares Trust (formerly Veritas Funds, Inc.) (the “Trust”), on behalf of its separate portfolios of securities listed on Schedule A, a Delaware statutory trust and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.
******
     WHEREAS, The Trust is or will be, registered as an open-end investment management company organized as a statutory trust and comprised of a number of series of securities, each series representing a portfolio of securities (each a “Fund” and collectively the “Funds”, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund on a continuous basis only in aggregations of 50,000 Shares constituting a Creation Unit as such term is defined in the Registration Statement;
     WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”;
     WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;
     WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and
     WHEREAS, the Distributor desires to provide the services described herein to the Trust.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:
ARTICLE 1. Sale of Creation Units; Services. The Trust grants to the Distributor the right to sell Creation Units of each Fund listed in Schedule A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder. Without limiting the foregoing, the Distributor shall perform or supervise the performance by others of the distribution and marketing services set forth in Schedule B.
ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Creations Units of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.
ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.
ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register an unlimited number of Shares on Form N-1A. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.
ARTICLE 5. Compensation. As compensation for providing the services under this Agreement:
     (a) The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. However, the Trust may, with respect to any Fund, pay to the Distributor compensation pursuant to the terms of any Distribution and Service Plan in effect at the time in respect to that Fund. The Distributor may receive compensation from FaithShares Advisors, LLC (“Advisor”) related to its services hereunder or for additional services as may be agreed to between the Advisor and Distributor in writing.
     (b) The Trust shall bear the cost and expenses of: (i) the registration of the Creation Units for sale under the 1933 Act.
     (c) The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees (other than those filing fees for which the Advisor reimburses the Distributor); and (iii) all other expenses incurred in connection with the distribution services provided under this Agreement that are not reimbursed by the Advisor, including office space, equipment, and personnel as may be necessary or convenient to provide the services.
     (d) Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.
ARTICLE 6. Indemnification of Distributor. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares or Creations Units, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.
     In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Article 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.
     The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.
     The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares or Creation Units.
ARTICLE 7. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.
     In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.
     The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.
     The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s’ Shares or Creation Units.

ARTICLE 8. Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.
ARTICLE 9. Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force through October 20, 2011, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Trust, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.
ARTICLE 10. Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Fund shall be sent to FaithShares Advisors, LLC, Mr. J. Garrett Stevens, 3555 NW 58th St. Ste. 410, Oklahoma City, Oklahoma 73112.
ARTICLE 11. Limitation of Liability. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.
ARTICLE 12. Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.
ARTICLE 13. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement (including without limitation the Distribution Agreement dated January 16, 2009 by and between Veritas Funds, Inc. and SEI Global Services, Inc.), draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.
ARTICLE 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.
ARTICLE 15. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.
ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.
ARTICLE 17. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.
ARTICLE 18. Confidential Information.
     (a) The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.
     (b) The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.
     (c) The provisions of this Article 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).
     (d) The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 18, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 18. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.
     (e) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 18for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.
ARTICLE 19. Anti-Money Laundering. The Distributor represents that it has in place anti-money laundering procedures which comply with applicable law in jurisdictions in which Shares are distributed. The Distributor agrees to notify the Trust of any suspicious activity of which it becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to its anti-money laundering policies and procedures.
ARTICLE 20. Use of Name.
     (a) The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.
     (b) Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.
ARTICLE 21. Insurance. The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.
*****

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

FAITHSHARES Trust			SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ J. Garrett Stevens		By:	/s/ Maxine J. Chou

	Name:	J. Garrett Stevens		Name:	Maxine J. Chou
	Title:	CEO		Title:	CFO & COO

SCHEDULE A
List of Funds
FaithShares Baptist Values Fund
FaithShares Catholic Values Fund
FaithShares Christian Values Fund
FaithShares Lutheran Values Fund
FaithShares Methodist Values Fund

SCHEDULE B
List of Services
FINRA Review
•	Review and approve all fund marketing materials for compliance with SEC & FINRA advertising rules

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials, as necessary

•	Provide the Trust with copy of SEI’s SEC & FINRA Marketing Materials Guidebook

•	Provide access to the Distributor’s proprietary marketing automated review system
Contract Management
•	Coordinate and execute sub-distribution agreements with broker/dealers on behalf of fund

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•	Coordinate and execute on behalf of the Trust shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Trust’s distribution and/or shareholder servicing plan